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                                                                    Exhibit 10.3

                              Amended and Restated
                      Fiber Networks Development Agreement

            THIS Agreement ("Agreement"), made and entered into this 29th day of October, 1999, by and between Sea Breeze Communication Company, ("SBCC"), a Delaware corporation whose address is 4111 East 37th Street North, Wichita, Kansas 67220 and PF.Net Corp. ("PF.Net") a Delaware corporation, whose address is 1625 B Street, Washougal, Washington 98671.

                                   WITNESSETH:

            WHEREAS, PF.Net intends to build, sell, own and operate fiber optic networks, which include, but shall not be limited to, the construction and/or installation of fiber optics, manholes, vaults, conduit or conduits, ducts or subducts, cables, wires splicing connections, splice boxes, together with all necessary or useful appurtenances, devices, apparatus, equipment and materials ("Fiber Networks");

            WHEREAS, PF.Net intends to sell or sell the use of dark fibers, conduits, subducts and telecommunication services to third parties;

            WHEREAS, SBCC, through the exclusive authority granted by the Affiliated Companies (hereinafter defined) pursuant to certain Telecommunication Rights Agreements (hereafter the "Affiliated Companies Agreements"), has existing Telecom Easement Rights (hereinafter defined) and certain rights with respect to inactive pipelines throughout the United States that may be suitable for use in connection with the Fiber Networks and is willing to grant to PF.Net the Encroachment Rights (hereinafter defined) under certain terms and conditions along other pipelines for which the Affiliated Companies hold easements or other rights in land;

            WHEREAS, SBCC and PF.Net have previously entered into a Fiber Networks Development Agreement, dated May 17, 1999 (the "Original Agreement");

            WHEREAS, SBCC and PF.Net desire to amend and restate the Original Agreement in its entirety; and

            WHERAS, subject to the terms and conditions hereof, SBCC, pursuant to the authority granted to it, is willing to utilize the Telecom Easement Rights and SBCC's Available Pipelines (hereinafter defined) for the development of Fiber


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Networks when to do so would not interfere with the primary business of the transportation of gaseous and liquid substances of the Affiliated Companies.

            NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions, herein contained, the parties hereto agree as follows:


                                   ARTICLE I.
                                  DEFINITIONS

            All terms in this Agreement will have their common meanings or the meanings attributed in the context of this Agreement and in the introduction to the Agreement through the use of quotation marks within parentheses. In addition, the following capitalized terms and phrases shall have the following meanings:

            "Affiliate" means, with respect to any entity, any other entity controlled by or under common control with such entity. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to vote 50.1% or more of the capital stock having ordinary voting power for the election of directors, managing general partners or managing members.

            "Affiliated Companies" means Koch Hydrocarbon, Inc., a division of Koch Industries, Inc., Koch Pipeline Company, L.P., Koch Pipeline Southeast, Inc., Koch Petroleum Group, L.P., Koch Midstream Services Company, Koch Gateway Pipeline Company and Koch Energy Services Company.

            "Affiliated Companies Agreements" has the meaning stated in the recitals.

            "Affiliated Companies' Routes" means those pipeline routes generally depicted in Exhibit A and identified therein as Koch-owned.

            "After Acquired Assets" has the meaning set forth in Section 2.2.

            "Available Pipelines" means inactive pipelines now owned by the Affiliated Companies throughout the United States that may be suitable for use in connection with Fiber Networks.


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            "Designated SBCC Assets" has the meaning stated in Section 3.1.1.

            "Development Routes" has the meaning set forth in Section 3.1.1.

            "Effective Date" means the date on which this Agreement has been fully executed by both parties.

            "Encroachment Rights" means the permission of the Affiliated Companies' for PF.Net to install, operate, maintain and upgrade the Fiber Networks within the boundaries of the easements for their pipelines as set forth in this Agreement but only to the extent PF.Net has a right to do so. The parties acknowledge that it may be necessary for PF.Net to acquire rights from third party holders of interests in such property for Fiber Network
Development.

            "Exclusive SBCC Assets" means the Telecom Easement Rights, the Encroachment Rights and SBCC's Available Pipelines which pursuant to the Affiliated Companies Agreements SBCC has or may have the right of use in connection with the development of Fiber Networks collectively or individually along the Affiliated Companies' Routes identified as exclusive on Exhibit B hereto.

            "Exclusivity Period" has the meaning set forth in Section 2.1.

            "Fiber Networks" has the meaning as set forth in the recitals.

            "Fiber Network Development" means the development, installation, construction, ownership, operation, maintenance, repair and replacement of Fiber Networks.

            "Indefeasible Right of Use" or "IRU" means an exclusive, indefeasible right to use specified property subject to such terms and conditions as may be imposed in this Agreement. The grant of an IRU does not convey any legal title to real or personal property.

            "Non-exclusive SBCC Assets" means all of the SBCC Assets except for the Exclusive SBCC Assets.

            "Offer Right" has the meaning stated in Section 2.4.2.

            "Right of Last Look" has the meaning stated in Section 2.4.3.


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            "SBCC's Available Pipelines" means all Available Pipeline for which SBCC has the right of use pursuant to the Affiliated Companies' Agreements in connection with the Fiber Networks, other than Available Pipeline that are Excluded Assets as set forth in Section 3.4.

            "SBCC Assets" means the Telecom Easement Rights, the Encroachment Rights and SBCC's Available Pipelines which pursuant to the Affiliated Companies Agreements SBCC has or may have the right of use in connection with the development of Fiber Networks collectively or individually along the Affiliated Companies' Routes, but excluding the Excluded Assets as set forth in Section 3.4.

            "Telecom Easement Rights" means the Affiliated Companies' rights, licenses, authorizations, easements, leases, fee interests, or agreements that provide for the occupancy by Fiber Networks of real property or fixtures expressly excepting, however, any such rights:

                  (a) utilized by the Affiliated Companies in connection with its internal communication systems including for emphasis only and not by way of limitation Koch Petroleum Group, LP's communication systems between its refineries in Corpus Christi, TX;

                  (b) used in connection with wireless communication; or

                  (c) under contract to convey to third parties as of the date of this Agreement.

            "Telecommunications Business" means the offering of telecommunications services or dark fiber to third parties using fiber optic communications systems.

            "Third Party" has the meaning stated in Section 2.4.3.

                                   ARTICLE II
                                EXCLUSIVE RIGHTS

            2.1 Exclusivity Period and Term

            2.1.1 Subject to the terms and conditions hereof, Section 2.1.6,
Section 2.3, and those exceptions in Schedule 3.4 and Exhibit C, SBCC grants unto PF.Net the exclusive right for a three and a half (3 1/2) year period commencing October


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29, 1999 (the "Exclusivity Period"), to designate SBCC Assets, as existing on the Effective Date for Fiber Network Development.

                  2.1.2 Subject to Section 12.5, the term of this Agreement shall be a period equal to the Exclusivity Period plus eighteen (18) months (the "Term").

                  2.1.3 The routes identified as those corresponding to the Affiliated Companies' Routes depicted on Exhibit A attached hereto and made a part hereof show the general location of the SBCC Assets.

                  2.1.4 The granting of said exclusive rights does not prohibit SBCC or the Affiliated Companies from permitting encroachments by third parties for crossings of its easements (provided such encroachments do not interfere in any material respect with the use of such SBCC Assets by PF.Net) or to such parties as may be agreed upon by Koch, Telecom Ventures, Inc., SBCC and PF.Net.

                  2.1.5 It is expressly understood that, except as provided in an IRU, neither SBCC nor the Affiliated Companies has the duty to police their rights of way for or to take any actions against third parties with respect to any unpermitted encroachment or to contest any eminent domain action; provided, however, that SBCC and the Affiliated Companies shall reasonably and at no added cost to SBCC or the Affiliated Companies cooperate with PF.Net and permit
PF.Net to take actions against third parties with respect to any unpermitted encroachments.

                  2.1.6 The Affiliated Companies shall have the right to share PF.Net the use of the SBCC Assets and the After Acquired Assets where desirable for use in connection with their business, which shall not include the Telecommunications Business (the "Affiliated Companies' Business"), during the term of this Agreement. Except for PF.Net and users authorized by PF.Net, neither SBCC nor the Affiliated Companies shall use or permit any third party to utilize the SBCC Assets or After Acquired Assets for any Telecommunications Business not related to the Affiliated Companies' Business during the Exclusivity Period.

            2.2 After Acquired Assets

                  2.2.1 If, after the Effective Date and during the term of this Agreement, any Affiliated Companies acquire additional Available Pipelines, Telecom Easement Rights or Encroachment Rights not owned or controlled by any of the Affiliated Companies on the Effective Date ("After Acquired Assets"). SBCC shall give


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PF.Net written notice within ninety (90) days of the acquisition of the After
Acquired Assets. Promptly thereafter, SBCC and PF.Net shall negotiate in good faith to determine the portion of the cost of such Acquired Assets that is attributable to their potential use for Fiber Network Development (the "Telecommunications Value"). If the parties do not agree on the Telecommunications Value of After Acquired Assets within sixty (60) days after receipt of SBCC's notice, then the parties shall jointly select an independent appraiser to advise the parties as to the Telecommunications Value of such After Acquired Assets; provided that such advice shall not be binding on the parties. If SBCC and PF.Net agree on the Telecommunications Value at After Acquired Assets, then such After Acquired Assets shall be included in the SBCC Assets and subject to the terms of this Agreement upon payment of the Telecommunications Value by PF.Net to SBCC, and such Affiliate (if not an Affiliated Company) shall enter into an Affiliated Company Agreement with SBCC on the same terms and conditions as those contained in the present Affiliated Company Agreements.

                  2.2.2 SBCC shall not use or permit any third party to use any such After Acquired Assets that do not become SBCC Assets pursuant to Section
2.2.1 for Fiber Network Development for a period equal to the greater of (x) the remainder of the Exclusivity Period and (y) one year after their purchase.

            2.3 SBCC Conveyance of Existing Assets

            It is recognized that during the Exclusivity Period SBCC or the Affiliated Companies may have the opportunity to sell, trade, or otherwise convey all or any part of the SBCC Assets for purposes other than substantially for the development of Fiber Networks. It is expressly understood and agreed that, notwithstanding anything to the contrary contained herein, subject to Section 2.4 pertaining to Available Pipeline, SBCC (either alone or in conjunction with one or more of the Affiliated Companies) may sell, trade or otherwise convey any of their respective assets subject to the following terms and conditions respecting the SBCC Assets within the Affiliated Companies'
Routes:

                        (a) SBCC shall negotiate in good faith to reserve and
            except exclusively unto itself any Telecom Easement Rights and to acquire exclusive Encroachment Rights from the transferee, which rights shall remain conveyed to PF.Net subject to the provisions of this Agreement. With respect to the Exclusive SBCC Assets, SBCC shall be obligated to reserve any such rights in connection with such sale, trade or conveyance.


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                        (b) In the event that SBCC is unsuccessful, despite good
            faith efforts, to reserve and except exclusive unto itself any Telecom Easement Rights and to acquire exclusive Encroachment Rights under terms and conditions satisfactory to itself with respect to any Non-exclusive SBCC Assets, it shall be obligated to reserve on a non-exclusive basis the Telecom Easement Rights and the acquisition of non-exclusive Encroachment Rights with respect to such Non-exclusive SBCC Assets, which rights shall remain conveyed to PF.Net subject to the provisions of this Agreement.

            2.4 Available Pipeline

            2.4.1 During the Exclusivity Period, with respect to Available Pipeline, PF.Net shall have both an Offer Right (hereinafter defined) on Available Pipeline and a Right of Last Look (hereinafter defined) on Available Pipeline for which the Affiliated Companies have received a third-party offer, unless SBCC gives PF.Net notice that it is engaged in negotiations with respect to a transaction of the type described in Section 2.3 as to such Available Pipeline, in which case the Offer Right shall not be applicable.

            2.4.2 PF.Net shall have the right to offer to purchase Available Pipeline from SBCC by giving written notice to SBCC of its offer to purchase such Available Pipeline (the "Offer Right") including the proposed price at which it is willing to purchase such Available Pipeline. Upon agreement by the parties as to the price and other terms of such transaction. SBCC shall execute all documentation and take all action necessary to transfer the requested Available Pipeline to PF.Net. The requested Available Pipeline shall be transferred to PF.Net upon payment to SBCC of the agreed price.

            2.4.3 Subject to Section 2.4.4, if the Affiliated Companies have received a valid offer (a "Right of First Refusal Offer") from an unrelated third party ("Third Party") to purchase Available Pipeline, SBCC shall give PF.Net written notice of such Right of First Refusal Offer. PF.Net shall then have twenty (20) days from receipt of SBCC's written notice to respond in writing with a counter-offer (a "Counter Offer") to purchase the Available Pipeline requested by the Third Party at the same price and on the same terms or more favorable terms and conditions as the Right of First Refusal Offer. ("Right of Last Look"). If SBCC receives a Counter Offer from PF.Net, SBCC shall execute all documentation and take all action necessary to transfer the requested Available Pipeline to PF.Net on the terms and conditions set forth in the


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Counter Offer. The requested Available Pipeline shall be transferred to PF.Net upon prompt payment to SBCC of the purchase price set forth in the Counter Offer. If SBCC does not receive a written Counter-Offer from PF.Net within twenty (20) days of PF.Net's receipt of SBCC's notice, the Affiliated Companies shall have the right, for a period of 9O days from the 20th day following the date of PF.Net's receipt of the Right of First Refusal Offer, to sell the Available Pipeline at the price and on the terms and conditions contained in the Right of First Refusal Offer. If at the end of such 90 day period the Affiliated Companies have not completed the sale of such Available Pipeline, the restrictions contained in this Section 2.4.3 shall again be in effect with respect to such Available Pipeline.

                  2.4.4 The Right of Last Look and the Offer Right shall not apply to (a) written offers from a Third Party for non-Fiber Networks purposes that include both Available Pipeline and non-Available Pipeline; provided that non-Available Pipeline constitutes at least 40% of the total mileage of pipeline that is the subject of the Third Party offer or (b) any sale, trade or other conveyance by the respective Affiliated Companies to each other or to Affiliates of the respective Affiliated Companies (collectively the "Exempt Transactions"). If the Affiliated Companies receive a Third Party offer for Available Pipeline that is an Exempt Transaction, SBCC shall give PF.Net written notice of such Third Party offer, but PF.Net has no other obligation to SBCC with respect to the Available Pipeline for which it may have the opportunity to sell, trade or otherwise convey to a Third Party in an Exempt Transaction.

                  2.4.5 SBCC shall use the same efforts and be subject to the same obligations with respect to retaining the Telecom Easement Rights and Encroachment Rights associated with Available Pipeline sold to a Third Party as are set forth in Section 2.3.

                                  ARTICLE III.
                           DESIGNATION OF SBCC ASSETS

            3.1 Designation of SBCC Assets

                  3.1.1 PF.Net may from time to time during the Exclusivity Period designate in writing to SBCC, on a project by project and segment by segment basis, routes for which PF.Net determines to construct a segment of the Fiber Networks ("Development Routes"). By virtue of designating a Development Route, PF.Net shall be deemed to have designated, for its use in connection with Fiber Network Develop-


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ment, all of the SBCC Assets that have become or will become subject to this
Agreement pursuant to Section 2.2.1, that are proximate to such Development Route and would reasonably be expected to he used in connection with Fiber Network Development between any two cities along such Development Route (such SBCC Assets, "Designated SBCC Assets").

                  3.1.2 SBCC and the Affiliated Companies shall not use or permit the use of any Designated SBCC Assets for the purpose of Fiber Network Development for Telecommunications Business for a period of twenty-five (25) years after such designation, whether or not PF.Net actually uses such Designated SBCC Assets in connection with such Development Route. Such exclusivity shall not be applicable to Fiber Networks used by SBCC or the Affiliated Companies primarily for internal communications or for the Affiliated Companies' Business. Notwithstanding the foregoing, if PF.Net does not complete construction of a Development Route within one (1) year after designation of such Designated SBCC Assets such that such Development Route is reasonably capable of being used for its intended purpose, then such Designated SBCC Assets along which such construction is not completed within such one year period with respect to such Development Route shall no longer be subject to the restriction of this Section 3.1.2 until such time as PF.Net may subsequently re-designate the same as part of a Development Route provided that such re-designation occurs during the Exclusivity Period and provided further that PF.Net may not re-designate any route as a Development Route more than two times.

            3.2 Determination of Availability and Acquisition of IRU

            PF.Net shall have a three (3) month period after giving notice pursuant to Section 3.1 in which to elect in writing to SBCC to acquire an IRU in the Designated SBCC Assets subject to the terms and conditions as hereinafter provided. In the event PF.Net fails to elect to acquire said IRU within said three (3) month period then SBCC shall not be obligated to grant an IRU with respect to said SBCC Assets until such time as PF.Net may subsequently re-designate the same as part of a Development Route provided that such re-designation occurs during the Exclusivity Period, and provided, further that PF.Net may not re-designate any route as a Development Route more than one time.

            3.3 Term of Right to Designate and Construct

            PF.Net's right to designate Development Routes shall extend only during the Exclusivity Period but may extend beyond the Exclusivity Period by mutual


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agreement of the parties hereto. The time period in which PF.Net has a right to elect to acquire an IRU with respect to SBCC Assets along a Development Route that is designated within three (3) months of the expiration of said four (4) year period shall extend for a full three (3) month period beginning the date of the delivery of said designation to SBCC. It is the intent of the parties with respect to the granting of IRUs designated in this three (3) month period to grant the amount of IRUs for which construction can be completed within one
(1) year after the date of granting.

            3.4 Excluded Assets

                  3.4.1 Notwithstanding anything herein to the contrary, this Agreement shall not be applicable to those business entities and assets identified on Schedule 3.4 and Exhibit C ("Excluded Assets"). With respect to Excluded Assets, SBCC shall use reasonable efforts to acquire on behalf of PF.Net appropriate rights designated by PF.Net, but SBCC shall have no other obligation to PF.Net with respect to such Excluded Assets.

                  3.4.2 Telecom Easement Rights shall not include any such rights (i) utilized by the Affiliated Companies solely in connection with their internal communication systems; (ii) used solely in connection with wireless communications; or (iii) under contract to convey to third parties as of the date of this Agreement. SBCC represents and warrants that the amount of rights excluded from Telecom Easement Rights pursuant to clause (iii) above are not a material portion of the total amount of such rights held in the aggregate by the Affiliated Companies.

                                  ARTICLE IV.
                  FIBER NETWORKS DEVELOPMENT AND INSTALLATION

            4.1 Installation Plans

            All installation plans for Fiber Networks utilizing any of the SBCC Assets shall be submitted to SBCC for its review and approval prior to the commencement of any installation activities, which review by SBCC shall not be unreasonably withheld and shall be completed within fifteen (15) days. SBCC may withhold its approval of such plans if in its reasonable opinion the proposed installation and/or operation of the Fiber Networks will interfere with the use of the SBCC Assets or the assets of the Affiliated Companies, or the installation methods planned to be utilized pose a risk to the safe operation of the SBCC Assets (or the assets of the Affiliated Companies) or otherwise pose a danger to the safety of persons or property. SBCC's


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approval of any such plan does not relieve PF.Net of any duty with respect to the installation and operation of any Fiber Networks nor does it impose any duty on SBCC with respect thereto it being understood that PF.Net has the sole duty to install and operate the Fiber Networks in a safe manner, in compliance with applicable governmental health, safety and environmental regulations, and in a manner that does not interfere with SBCC's use of its facilities. In the event SBCC does withhold its approval, SBCC will work with PF.Net in a timely manner to provide a specific modification to the plans that it would approve.

            4.2 Documentation

            PF.Net will provide SBCC with documentation of the installation of its Fiber Networks that utilize the SBCC Assets. Such documentation will include the location and linear measurement of the SBCC Assets utilized in connection with PF.Net's Fiber Networks installation. Such documentation will be provided within ninety (90) days following completion of the installation of the Fiber Network.

            4.3 Monitoring

            PF.Net will provide SBCC with written notification thirty (30) days prior to the commencement of the installation of Fiber Networks utilizing any of the SBCC Assets. SBCC shall have the right but not the obligation to assign appropriate personnel to monitor the installation of PF.Net's Fiber Networks. PF.Net will pay SBCC the direct and verifiable costs incurred by SBCC in providing the monitoring as set forth in Section 7.3 hereof. The SBCC personnel monitoring the Fiber Networks shall have the right to order the suspension of all installation of Fiber Networks if in the reasonable judgment of any such personnel the continued installation presents a danger to persons or property, including the property of third parties, or is not reasonably consistent with the plans approved by SBCC. The failure of any SBCC personnel to suspend installation activities in the event of such danger shall impose no liability on SBCC or any such person, it being understood that PF.Net shall have the non-delegable duty to install the Fiber Networks without injury to persons or property and that SBCC has no liability with respect thereto.

            4.4 Permits

            PF.Net shall at its expense secure and maintain in effect all federal, state and local permits and licenses required for the construction, operation or removal of all


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PF.Net's equipment and facilities, including zoning, building, health, environmental or communication service.


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

            4.5 Discontinuance

            PF.Net shall give SBCC written notice of PF.Net's discontinued use of a Development Route. PF.Net shall, at PF.Net's expense and upon written request from SBCC, promptly remove its equipment and facilities from the discontinued Development Route and restore the premises to its prior condition.

                                   ARTICLE V.
                         INDEFEASIBLE RIGHT OF USE (IRU)

            5.1 Obligation to Grant IRU

            Upon the receipt of PF.Net's election to acquire an IRU with respect to SBCC Assets along any particular Development Route, SBCC shall promptly (and in any event within thirty (30) days) grant or cause to be granted by the Affiliated Companies an IRU in the Telecom Easement Rights, easement rights developed within the Encroachment Rights and Available Pipelines along the Development Route as required by PF.Net for its Fiber Network Development to the extent not prohibited by law. Unless otherwise agreed upon, any IRU granted shall be in the form substantially similar to the following exhibits attached hereto and made a part hereof:

                        (a)   Telecom Easement Rights: Exhibit D; and

                        (b)   Encroachment Rights: Exhibit E.

                                   ARTICLE VI.
                      REQUESTS FOR SERVICES AND ASSISTANCE

            6.1 Location and Information

            As soon as reasonably practical, SBCC will provide PF.Net at PF.Net's cost for copying and incidental charges, copies of maps showing the location of SBCC Assets and such other reasonably available information that SBCC or the Affiliated Companies determine would aid PF.Net in acquiring SBCC Assets for use in the development of the Fiber Networks and in perfecting the SBCC Assets for Fiber Network Development. PF.Net may request additional information from time to time including the update of previously furnished information and SBCC shall use reasonable efforts to comply with such requests in a timely fashion.


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            6.2 Other Services

                  6.2.1 SBCC may be requested from time to time to render other services of value to PF.Net some of which are identified in this Section 6.2. Unless otherwise agreed upon, SBCC shall in its sole discretion provide such services to the extent and for only so long as it has resources available. PF.Net agrees to pay for such services as provided in Section 7.3 that PF.Net requests in writing subject to a specific budget developed for such services between the parties.

                  6.2.2 At PF.Net's request and wherever reasonably feasible along the SBCC Assets and to the extent it may lawfully do so, PF.Net may request the following other services under such terms and conditions as may be agreed at the time the services are requested:

                        (a) Personnel to assist in the acquisition of rights of way, easements, franchises, and other permits together with legal, accounting, mapping and other support services in connection with the investigation, development, installation and operation of Fiber Networks. Unless otherwise agreed upon, it is understood that any personnel furnished hereunder will be under the supervision and control of PF.Net who shall alone be responsible for the outcome of the efforts of such personnel;

                        (b) Assistance in obtaining power, water and other utility services in order to minimize the cost of PF.Net independently acquiring such services;

                        (c) Access to roads, which may have been built by Affiliated Companies or others along a Development Route, to the extent that the Affiliated Companies have the right to permit such use and to the extent reasonably necessary for Fiber Network Development subject to such limitations as may be reasonable under the circumstance and subject to the same terms and conditions, if any, imposed upon the Affiliated Companies for their use of such roads;

                        (d) Reasonable assistance in identifying and obtaining the authorizations and permits required by municipal and county governments necessary for Fiber Network Development;


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                        (e) Consulting services regarding IRUs, Telecom Easement
      Rights, Encroachment Rights and Available Pipelines; and

                        (f) Assistance in acquiring the use of assets, rights of way, easements and pipelines that are owned by third parties.

                  6.2.3 SBCC shall cooperate and cause the Affiliated Companies to cooperate in requests by PF.Net for assistance in perfecting the Telecom Easement Rights for Fiber Network Development.

            6.3 Limitation Of SBCC's Liability For Work or Services

            PF.Net releases SBCC and the Affiliated Companies and the officers and employees of each of them (Indemnittees) from, and the Indemnittees shall have no liability with respect to, any and all claims, demands, or causes of action arising out of, in connection with, or as incident to any act or omission, including ordinary negligence, but not as a result of the gross negligence or willful misconduct of the Indemnittees, in connection with work undertaken or services provided pursuant to Section 6.2.2 and agrees to defend, indemnify, and hold the Indemnittees harmless from any and all such claims, demands and causes of action, and to pay any and all expenses (including, but not limited to, attorney's fees) incurred in connection with such claims, demands, and causes of action.

            6.4 Relationship of the Parties

            Notwithstanding the furnishing of services or personnel by SBCC or the existence of other cooperative efforts between the parties, the relationship between them shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes. Specifically, for emphasis only and not by way of limitation, when any personnel furnished by SBCC is performing work for PF.Net such personnel shall have no authority to bind and shall not bind SBCC in any way whatsoever.


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                                  ARTICLE VII.
                                PAYMENT AND FEES

            7.1 Method of Payment

            All sums due and payable to SBCC under this Agreement shall be paid in the form of a bank wire transfer to such bank and account as may be directed by SBCC or in such other manner as may otherwise be designated by SBCC.

            7.2 IRUs

            PF.Net shall make payment as follows:

                        (a) Telecom Easement Rights and Encroachment Rights:
      PF.Net shall issue to SBCC a promissory note in the form attached hereto as Exhibit F.

                        (b) SBCC's Available Pipelines: PF.Net shall pay in immediately available funds the amount agreed to pursuant to Section 2.4.2.

             7.3 Services

            Except as provided in Section 9.1 Routine Maintenance, SBCC shall be paid for services as follows:

                        (a) PE.Net shall pay SBCC for the services as agreed upon at the time such services are requested.

                        (b) PF.Net shall reimburse SBCC for the actual cost of materials and fees or other charges SBCC paid to third parties in complying with PF.Net requests.

                        (c) Subject to Section 7.3(d) below, PF.Net shall pay SBCC an amount equal to Three Hundred Seventy Five Thousand Dollars ($375,000) for consultation services provided pursuant to Section 6.2.2(e) (the "Consultation Fee"), plus out of pocket expenses (but not including the salaries and benefits of employees of SBCC or the Affiliated Companies) incurred in connection with identifying, arranging and coordinating the resources necessary to render such services with the first such payment due and payable the first day of the first month following the Effective Date with the remaining payments due and payable on each succeeding anniversary of the Effective Date; provided that the fifth such payment to be made pursuant to this Section 7.3(c) shall be made prior to the expiration of the Term. This fee shall be paid by PF.Net whether or not such services are utilized by PF.Net.

                        (d) Notwithstanding anything to the contrary contained herein, during the period in which any amounts borrowed by the Company pursuant to that certain Bridge Loan Agreement, dated as of the date hereof, among PF.Net, the lenders party thereto, UBS AG, Stamford Branch and Credit Suisse First Boston, remain outstanding, the Consultation Fee shall be an amount equal to Two Hundred Twenty Five Thousand Dollars ($225,000).

            7.4 Purchase Order For Services

            PF.Net will generate a purchase order in form satisfactory to SBCC for services which are requested of SBCC. SBCC may invoice PF.Net for services rendered and charges incurred on a monthly basis. Invoices shall be paid by PF.Net within thirty (30) days of receipt. Any invoice not paid within said thirty (30) day period shall bear interest until paid at the highest rate permitted by law.

            7.5 Dark Fiber

            In consideration of this Agreement, PF.Net shall at SBCC's written request provide to SBCC capacity, at a per unit price which is not more than the most favorable price to PF.Net for a transaction of comparable capacity along a comparable route, along the entire length of the route in which PF.Net installs its Fiber Networks for use by the Affiliated Companies for their internal communication systems.

                                  ARTICLE VIII.
                        OWNERSHIP AS BETWEEN THE PARTIES

            8.1 Ownership of Fiber Networks

            PF.Net shall have ownership of the Fiber Networks.

            8.2 Ownership of SBCC Assets

            SBCC will retain ownership of all SBCC Assets, and all of SBCC's related facilities, structures, improvements, and equipment subject to the terms and conditions of any IRUs acquired by PF.Net.

                                   ARTICLE IX.
                                   MAINTENANCE

            9.1 Routine Maintenance

            PF.Net shall be solely responsible for the routine maintenance of its Fiber Networks. SBCC shall provide PF.Net with such access to the SBCC Assets as is reasonably necessary for PF.Net to perform, at PF.Net's expense, surveillance and right of way maintenance services. SBCC, if requested by PF.Net and to the extent it may reasonably do so, will make available its mapping system where Fiber Networks utilize the SBCC Assets for the purpose of informing future third party excavators.

            9.2 Emergency Maintenance

            Each party will be solely responsible for the emergency maintenance of its own system. However, the parties agree to cooperate in the event of emergency to best assure the safety and convenience of their customers and the general public and to work together until both parties' facilities are restored, to the extent the parties can help each other.

                                   ARTICLE X.
                            DISCLAIMER OF WARRANTIES

            10.1 Disclaimer of Warranties

            IT IS UNDERSTOOD AND AGREED THAT WITH RESPECT TO THE SBCC ASSETS, SBCC MAKES NO REPRESENTATION OR WARRANTY OF TITLE, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE AND, FURTHER, MAKES NO REPRESENTATION OR WARRANTY, IMPLIED OR STATUTORY AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OR FITNESS FOR ANY PURPOSE AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER, EXCEPT AS SET FORTH HEREIN.

                                   ARTICLE XI.
                      INDEMNITY AND LIMITATION OF LIABILITY

            11.1 SBCC's Duty to Indemnify

            To the fullest extent permitted by law, SBCC agrees to release, defend, indemnify, and hold PF.Net and its members, managers, officers and employees (collectively the "Indemnified Parties") harmless from and against any liability, loss (net of insurance), cause of action, penalty, fine, cost (including, but not limited to, attorneys' fees), claim, or strict liability claim arising out of or in any way incident to the negligent acts or omissions or willful misconduct of SBCC, or its contractors, agents, assignees or licensees or the Affiliated Companies pursuant to this Agreement (except as further limited by Section 6.3) on account of personal injuries, death, damage to property, or damage to the environment regardless of whether such harm is to SBCC, the Indemnified Parties, the employees or officers of either, or any other person or entity, and regardless of how such injury/death/damage is caused (by Indemnified Parties' negligence, the negligence of third parties, or otherwise), but excluding injury/death/damage to the extent caused by the negligence or other fault of the Indemnified Parties. SBCC's duties under this section shall survive the termination, revocation, or expiration of this Agreement.

            11.2 PF.Net's Duty to Indemnify

            To the fullest extent permitted by law and except as may be otherwise provided in Section 6.3, PF.Net agrees to release, defend, indemnify, and hold SBCC and the Affiliated Companies and the members, managers, officers and employees of each of them (collectively the "Indemnified Parties") harmless from and against any liability, loss (net of insurance), cause of action, penalty, fine, cost (including, but not limited to, attorneys' fees), claim, or strict liability claim arising out of or in any way incident to the negligent acts or omissions or willful misconduct of PF.Net, or its contractors, agents, assignees or licensees pursuant to this Agreement, on account of personal injuries, death, damage to property, or damage to the environment, regardless of whether such harm is to PF.Net, the Indemnified Parties, the employees or officers of either, or any other person or entity, and regardless of how such injury/death/damage is caused (by the Indemnified Parties' negligence, the negligence of third parties, or otherwise), but excluding injury/death/damage to the extent caused by the negligence or other fault of the Indemnified Parties. PF.Net's duties under this paragraph shall survive the termination, revocation, or expiration of this Agreement. PF.Net further agrees to release, defend, indemnify, and hold the Indemnified Parties harmless from and against any liability, loss (net of insurance), cause of action, penalty, fine, cost (including, but not limited to, attorneys' fees), claim, or strict liability claim arising out of or in any way incident to the failure of PF.Net to secure, maintain and comply with required governmental permits pursuant to Section 4.4.

            11.3 Limitation of Liability

            Except as otherwise provided herein, each party's liability to the other for any damages caused to either the Fiber Networks, or the SBCC Assets or the assets of the Affiliated Companies will be limited to repairing or replacing the same at its expense. In the event product is lost that was being transported through a common carrier or gas utility pipeline, the liability for the party causing such loss shall, in addition to the liability set forth in the preceding sentence, include the value of such lost product to the extent such loss of product would result in an out of pocket loss by the carrier. Neither party will be liable to the other or to the other's customers for incidental, consequential, special, or punitive damages, or lost profits but, except as specifically set forth in this sentence, nothing herein shall be construed to limit an indemnifying party's duty to defend, indemnify and hold harmless the Indemnified Parties with respect to third party liabilities and claims.

            11.4 Contract or Tariff Offerings

            PF.Net, in any contract or tariff offering of service, capacity, or rights of use that in any of the preceding instances involves use of the Fiber Networks, shall include, to the extent permitted by law, in such contract or tariff a written limitation of liability that is binding on PF.Net's customers and in all material respects at least as restrictive as the limitations set forth herein.

                                  ARTICLE XII.
                                     DEFAULT

            12.1 Cure Period

            Except as provided in Section 12.2 (b), a party shall not be in default under this Agreement unless and until the other party provides it written notice of such default and the first party shall have failed to cure the same within thirty (30) days after receipt of such notice; provided, however, that where such default cannot reasonably be cured within such thirty (30) day period but is reasonably susceptible of cure, if the first party shall proceed promptly to cure the same and prosecute such curing with due diligence, the time for curing such default shall be extended for such period of time as may be necessary to complete such curing up to a maximum of 180 days. Any event of default may be waived at the non-defaulting party's option. Upon the failure of a party to timely cure any such default after notice thereof from the other party and expiration of the above cure periods, then the non-defaulting party may pursue any legal remedies it may have under applicable law or principles of equity relating to such breach and as provided in Sections 12.2 and 12.3.

            12.2 Termination Rights - SBCC

                        (a) In the event PF.Net is in breach of a material obligation under this Agreement after having been given notice of such failure and the opportunity to cure pursuant to Section 12.1, then SBCC, upon notice to PF.Net, may terminate this Agreement.

                        (b) In the event the payment required pursuant to
      Section 7.2(a) is not paid when due or if PF.Net should be adjudged a bankrupt or if it should make a general assignment for the benefit of creditors or if a receiver should be appointed for it and not dismissed within 60 days, SBCC shall have the option to terminate this Agreement upon notice to PF.Net.

                        (c) In the event that PF.Net fails to perform any obligation under this Agreement or an IRU (a "PF.Net Default"), immediately upon the occurrence of such PF.Net Default, SBCC shall have the right, but not the obligation, upon written notice to or demand upon PF.Net, and without releasing PF.Net from any obligation, to perform such obligation; provided that all such sums as SBCC shall, in its reasonable discretion, incur or expend in exercising such rights shall be payable to SBCC by PF.Net within ten (10) days of rendition of any bill or statement to PF.Net therefor. Notwithstanding anything to the contrary contained herein, the terms of this Section 12.2(c) shall survive any termination of this Agreement.

            12.3 Termination Rights - PF.Net

            In the event SBCC is in breach of a material obligation under this Agreement after having been given notice of such failure and the opportunity to cure pursuant to 12.1, then PF.Net, upon notice to SBCC, may terminate this Agreement.

            12.4 Cumulative Remedies

            The remedies set forth in Sections 12.2 and 12.3 are not exclusive and are in addition to such other remedies as may be available in law and equity.

            12.5 Survival

            Notwithstanding anything to the contrary contained in this Agreement, in the event of any termination of this Agreement, Section 3.1.2,
Section 8.1, Article XI, Section 12.2(c), Section 13.4 and Section 14.2 will continue in full force and effect after any such termination.

                                  ARTICLE XIII.
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF SBCC

            13.1 Corporate Organization and Standing; Power and Authority.

            SBCC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which it is required to be qualified in order to do business. SBCC is wholly owned by Koch Ventures, Inc., Affiliated Companies, and, indirectly, by Koch Industries, Inc. ("Koch"). SBCC has full power and authority to enter into this Agreement and the related agreements with Affiliated Companies and to perform its obligations hereunder and thereunder.

            13.2 SBCC Assets

            As of the date hereof and for the Exclusivity Period, and except as otherwise provided for herein, SBCC will own or have the Encroachment Rights. SBCC makes no representation or warranty regarding its rights in the property subject to the Encroachment Rights for purposes of Fiber Network Development or the suitability of the SBCC Assets for Fiber Network Development.

            13.3 Exclusivity

            To the knowledge of SBCC, the SBCC Assets and the Excluded Assets represent substantially all of the pipeline related real estate that is reasonably useful for Fiber Network Development now owned by Koch Industries, Inc. or any of its Affiliates. Except as stated in this Agreement or required by law, neither SBCC nor the Affiliated Companies shall grant to any other party, in whole or in part, during the Exclusivity Period, (i) the rights granted to PF.Net in this Agreement or (ii) the right to use any of the Excluded Assets for Fiber Network Development. Except as stated in this Agreement or required by law and other than the Affiliated Companies in connection with Fiber Networks used primarily for the Affiliated Companies' Business, PF.Net shall be the sole and exclusive entity with the right to use the SBCC Assets for Fiber Network Development during the Exclusivity Period and, with respect to Designated SBCC Assets, for a period of 25 years.

            13.4 Affiliated Companies Agreements

            SBCC agrees that the Affiliated Companies Agreements will not be materially modified or amended during the term of this Agreement, or the performance of any obligations to SBCC thereunder waived or excused, without the prior written consent of PF.Net, which consent shall not be unreasonably withheld.

                                  ARTICLE XIV.
                          GENERAL TERMS AND WARRANTIES

            14.1 Work Performance

            Each party warrants that all work that it performs or manages pursuant to this Agreement will be done in accordance with standard industry practices and in compliance with state, federal and municipal codes and regulations covering such work.

            14.2 Confidentiality

                  14.2.1 The conditions, terms and contents of this Agreement are confidential between the parties. No party nor their intermediaries will disclose this information to anyone other than legal counsel or accountants of the party without the consent of the other parties, except as required by law or as may be required to obtain financing or to financial intermediaries as may reasonably be required and as mutually agreed upon by the parties hereto. Any press release or communication or use of a party's name related to this Agreement, must be approved by both parties, prior to any such press release, communication or disclosure occurring.

                  14.2.2(a) SBCC and PF.Net hereby agree that if either party provides (or, prior to the execution hereof, has provided) confidential or proprietary information to the other party ("Proprietary Information"), such Proprietary Information shall be held in confidence, and the receiving party shall afford such Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party.

                        (b) As used herein, Proprietary Information shall mean any and all technical or business information furnished, in whatever form or medium, or disclosed by any party to the other including, but not limited to, product or service specifications, prototypes, computer programs, models, drawings, marketing plans, financial data, and personnel statistics.

                        (c) All Proprietary Information, unless otherwise specified in writing, shall remain the property of the disclosing party, and such written Proprietary Information, including all copies thereof, shall be returned to the disclosing party or destroyed upon the request of the disclosing party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise may be permitted in writing by the disclosing party.

                        (d) The foregoing provisions of this Section 14.2.2 shall not apply to any Proprietary Information which (a) becomes publicly available other than through the recipient; (b) is required to be disclosed by a governmental or judicial law, order, rule or regulation, provided that the party availing itself of this exception has used commercially reasonable efforts to avoid or limit such disclosure; (c) is independently developed by the disclosing party; (d) becomes available to the disclosing party without restriction from a third party without an obligation to keep confidential such Proprietary Information; or (e) becomes relevant to the settlement of any dispute or enforcement of either party's rights under this Agreement in accordance with the provisions of this Agreement, in which case appropriate protective measures shall be taken to preserve the confidentiality of such Proprietary Information as fully as possible within the confines of such settlement or enforcement process. If any Proprietary Information is required to be disclosed pursuant to the foregoing clause (b), the party required to make such disclosure shall promptly inform the other party of the requirements of such disclosure.

                        (e) Nothing herein shall be construed as granting any right or license under any trademarks, copyrights, inventions, patents or other intellectual property now or hereafter owned or controlled by any party.

                        (f) Notwithstanding the foregoing, either party may disclose Proprietary Information to its employees, agents ,and legal, financial, and accounting advisors and financing providers (including its lenders and other financial institutions) to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or its obtaining of financing, provided that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by the terms of this Section.

                        (g) All media releases, public announcements, and public disclosures relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements, shall be coordinated with and shall be subject to approval by both parties prior to release.

                        (h) The provisions of this Section 14.2.2 shall survive the expiration or termination of this Agreement.

            14.3 Governing Law and Jurisdiction

            This Agreement shall be subject to and governed by the laws of the State of New York. The parties agree that venue and jurisdiction with respect to any matter arising under this Agreement, shall be exclusively in the state or federal courts, as applicable, located in the State of New York. Each party submits to the jurisdiction of such courts in the State of New York with respect to any claims or controversies arising under this Agreement.

            14.4 Waiver of Terms and Conditions

            Failure to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, but the same shall be and remain at all times in full force and effect.

            14.5 Severability

            In the event that any provision of this Agreement shall be held unconscionable, unenforceable, or void for any reason by any tribunal of competent jurisdiction, it is agreed that the provision in question shall be modified by the parties to eliminate the elements of concern to the tribunal and shall be binding on the parties hereto. The remaining provisions of this Agreement shall not be affected by the action of any tribunal or modification of such provision, and shall remain in full force and effect.

            14.6 Force Majeure

            Except as otherwise expressly provided herein, neither party shall be liable for any delay due to causes not reasonably within its control, including but not limited to, acts of civil or military authority, including courts and regulatory agencies, acts of God, war, riot or insurrection, blockades, embargoes, sabotages, epidemics, fires, floods, strikes, lockouts or other labor difficulties, provided such labor difficulties do not arise from inequitable labor practices. In the event of any delay resulting from such causes, upon notice to the other party within five (5) days of the date on which the delayed party obtains knowledge of the occurrence of the event giving rise to the delay, the time for performance hereunder other than for the payment of money shall be extended for a period of time reasonably necessary to overcome the effects of such delays. This shall constitute the sole remedy to either party in the event of such delays. Failure of subcontractors and inability to obtain materials shall not excuse the performance of any party. It is specifically understood and agreed that the Exclusivity Period and the one-year period in which Fiber Networks are to be constructed shall not he extended by an event or combination of events set forth herein.

            14.7 Notice

            Any notice, request, instruction, demand, consent or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered either by hand or by certified mail, postage prepaid, and certified return receipt requested to the following address or such other address as the parties may provide to each other in writing:

           To PF.Net - Chief Operating Officer
                       PF.Net Corp.
                       1625 B Street
                       Washougal, WA 98671

             To SBCC - Sea Breeze Communications Company
                       Attention: George Damiris
                       P.O. Box 2256
                       Wichita, KS 67201

                       With a copy to:
                       Koch Industries, Inc.
                       4111 E. 37th St. N
                       Wichita, KS 67220
                       Attn: Tye G. Darland

Each such notice shall be deemed delivered (i) on the date delivered as evidenced by the date on the receipt or (ii) on the date on which the returned receipt is signed if delivery is refused, or the postal authorities or express service designate the notice as undeliverable, if mailed.

            14.8 Alterations and Amendments

            No alteration or amendment of this Agreement shall be valid unless the same is made in accordance with the provisions of this Agreement or by an instrument in writing signed by all parties hereto and, in case of any such alternation or amendment, so much of this Agreement as is not necessarily thereby changed shall remain in full force and effect, and no act or conduct of either party shall be held to operate as a waiver of any provision or provisions of this Agreement, unless in the form of a writing signed by the party against which it is asserted.

            14.9 Coverage of Agreement

            This Agreement represents the entire Agreement between the parties and supersedes all prior representations or agreements, whether written or oral, with respect to work hereunder.

            14.10 Parties Bound

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and assigns.

            14.11 Headings

            Headings that may appear in this Agreement are solely for the convenience of the parties and are not to be considered a part of any particular provision that they may appear to reference nor may they be used in construing any of the language contained in this Agreement.

            14.12 Joint Negotiation

            This Agreement has been fully negotiated between and jointly drafted by the parties hereto. No party shall be given the benefit of any presumption relating to the drafting of this Agreement.

            14.13 Assignment

                  14.13.1 Except as provided below, PF.Net shall not assign, lease or otherwise transfer this Agreement or its rights or obligations in whole or in part hereunder without (i) the prior written consent of SBCC, whether by merger or otherwise and (ii) the written agreement of the assignee to be bound by all of the terms and conditions hereof; provided, that such consent shall not be unreasonably withheld, which consent shall be given at no additional cost to PF.Net and, provided, further, that such consent shall not be required for so long as Koch Telecom Ventures, Inc. ("Koch Telecom") has its rights under
Section 4(a) of that certain Stockholders Agreement, dated October 29, 1999, by and among Koch Telecom, PF.Net and the parties named therein. It is expressly understood that PF.Net's right to assign, lease or otherwise transfer any IRU granted to it pursuant to this Agreement or permit the use by third parties of any rights granted therein shall be subject to the terms and conditions as may be contained in any such IRU.

                  14.13.2 SBCC acknowledges and agrees that, to the extent required by PF.Net's lenders, PF.Net may grant security interests of any kind in and/or collaterally assign its rights with respect to the SBCC Assets and/or this Agreement, including the proceeds thereof, to other parties, provided that PF.Net has used its reasonable good faith efforts to obtain financing without requiring such assignment, or, if it is unable to do so, PF.Net has used its reasonable good faith efforts to minimize the extent of any such assignment and; provided, further that any secured party agrees to recognize and be bound by the terms of this Agreement. Notwithstanding any other provision of this Agreement, prior to any assignment or other transfer (a "Transfer") hereof, PF.Net must notify SBCC in writing of its intention to effect such a Transfer (a "Transfer Notice"). PF.Net shall not be permitted to effect such a Transfer if (a) such transfer would constitute a Transfer to William I. Koch or Frederick Koch, any member of the immediate family of William I. Koch or Frederick Koch (spouse, children, or grandchildren), or any partnership (general or limited), corporation, association, joint stock company, trust, family trust, joint venture, unincorporated organization or other entity of any type or nature, that directly, or indirectly through one or more intermediaries, is controlled, or is under common control with William I. Koch or Frederick Koch, or any member of the immediate family of William I. Koch or Frederick Koch (a "Restricted Koch Family Transfer") and (b) within 15 business days following receipt of such Transfer Notice, SBCC shall have notified PF.Net in writing that the proposed Transfer would constitute a Restricted Koch Family Transfer and is therefore prohibited by this Section 14.13.2. For purposes of the foregoing, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

                            [signature page follows]

            Signed the day and year appearing below each signature.


PF.Net Corp.                           Sea Breeze Communication Company


By: /s/ Stephen Irwin                  By:
    ---------------------------           --------------------------------------
Its: Authorized Signatory              Its:
    ---------------------------            -------------------------------------
Date: 10/29/99                         Date:
     --------------------------             ------------------------------------

            Signed the day and year appearing below each signature.


PF.Net Corp.                           Sea Breeze Communication Company


By:                                    By: /s/ Philip D. Wright
    ---------------------------            -------------------------------------
Its:                                   Its: Vice President
    ---------------------------             ------------------------------------
Date:                                  Date: 10/29/99
     --------------------------              -----------------------------------


                                       31